Exhibit 4.1
American International Group, Inc.
Description of Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Common Stock, Par Value $2.50 Per Share
The following description of American International Group’s (“AIG”) common stock and the relevant provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entirety by reference to our restated certificate of incorporation and amended and restated bylaws. AIG’s common is listed on the New York Stock Exchange (“NYSE”).
General
Under our restated certificate of incorporation, we are authorized to issue 5,000,000,000 shares of common stock a par value of $2.50 per share. All of the outstanding shares of our common stock are fully paid and nonassessable.
Dividends
Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends.
Ranking
Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, in the event of dissolution or liquidation of AIG, the holders of common stock are entitled to share ratably in all assets legally available for distribution to our stockholders.
Voting Rights
Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval, subject to NYSE listing rules.
Certification
AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they are provided with a statement reflecting the number of shares registered in their accounts.
The transfer agent for our common stock is Equiniti Trust Company, as successor to Wells Fargo Shareowner Services, a former division of Wells Fargo Bank, N.A.